Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 13, 2014 (December 8, 2014 as to the subsequent events described in Note 19 and the effects of the restatement discussed in Note 13), relating to the consolidated financial statements of Momo Technology Company Limited (renamed as Momo Inc.), its subsidiaries, its variable interest entity (“VIE”), and its VIE’s subsidiary as of and for the two years in the period ended December 31, 2013, and related financial statement schedule appearing in the Prospectus of Momo Inc., dated December 10, 2014 filed with the Commission on December 11, 2014 pursuant to Rule 424(b)(4) under the Securities Act.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

January 30, 2015